CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,695,000	$776.80

Pricing supplement no. 1201 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 20-I dated January 5, 2012	Registration Statement No. 333-177923 Dated March 25, 2013 Rule 424(b)(2)

Structured Investments	$5,695,000 Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc. due March 30, 2015

General

•	The Notes are designed for investors who seek a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of the Reference Stock is greater than or equal to 65% of the Initial Price, which we refer to as the Coupon Barrier Level. Investors in the Notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Observation Dates.
•	Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Observation Date for which the closing price of one share of the Reference Stock is greater than or equal to the Coupon Barrier Level. Any payment on the Notes is subject to the credit risk of JPMorgan Chase & Co.
•	The Notes may be redeemed early, in whole but not in part, at our option on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) set forth below. If the Notes are redeemed early, payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed early for each $1,000 principal amount Note will be a cash payment of $1,000 plus any accrued and unpaid Contingent Interest Payment, as described below.
•	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 30, 2015†
•	Minimum denominations of $1,000 and integral multiples thereof
•	The terms of the Notes as set forth in “Key Terms” below, to the extent they differ from or conflict with those set forth in the accompanying product supplement no. 29-I, supersede the terms set forth in product supplement no. 20-I. In particular, notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” below and will not be subject to an automatic call.

Key Terms

Reference Stock:	The common stock, no par value, of Apple Inc. (NASDAQ Stock Market symbol “AAPL”). We refer to Apple Inc. as “Apple.”
Contingent Interest Payments:

If the Notes have not been redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $21.25 (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter).

If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date.

Coupon Barrier Level / Knock-In Level:	$301.327, which is 65% of the Initial Price (subject to adjustments)
Contingent Interest Rate:	8.50% per annum, payable at a rate of 2.125% per quarter, if applicable
Early Redemption:	We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date) at a price for each $1,000 principal amount Note equal to $1,000 plus any accrued and unpaid Contingent Interest Payment. If we intend to redeem your Notes early, we will deliver notice to The Depository Trust Company, or DTC, at least five business days before the applicable Contingent Interest Payment Dates on which the Notes are redeemed early.
Payment at Maturity:	If the Notes have not been redeemed early and the Final Price is greater than or equal to the Knock-In Level, you will receive a cash payment at maturity, for each $1,000 principal amount Note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the Valuation Date.
If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, at maturity you will lose 1% of the principal amount of your Notes for every 1% that the Final Price is less than the Initial Price. Under these circumstances, your payment at maturity per $1,000 principal amount Note will be calculated as follows:
$1,000 + ($1,000 × Stock Return)
If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 35% of your principal amount and could lose all of your principal amount at maturity.
Stock Return:	Final Price – Initial Price Initial Price
Initial Price:	The closing price of one share of the Reference Stock on the Pricing Date, which is $463.58, divided by the Stock Adjustment Factor
Final Price:	The closing price of one share of the Reference Stock on the Valuation Date
Stock Adjustment Factor:	Set initially at 1.0 on the Pricing Date and subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Pricing Date:	March 25, 2013
Settlement Date:	On or about March 28, 2013
Observation Dates†:	June 21, 2013, September 23, 2013, December 20, 2013, March 21, 2014, June 23, 2014, September 22, 2014, December 19, 2014 and the Valuation Date
Contingent Interest Payment Dates†:	Notwithstanding anything to the contrary in the accompanying product supplement no. 20-I, the Contingent Interest Payment Dates will be June 28, 2013, September 30, 2013, December 30, 2013, March 28, 2014, June 30, 2014, September 29, 2014, December 29, 2014 and the Maturity Date
Valuation Date:	March 25, 2015
Maturity Date†:	March 30, 2015
CUSIP:	48126DF53
†	Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Contingent Coupon Callable Yield Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I and “Selected Risk Considerations” beginning on page PS- 3 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per Note	$1,000	$22.50	$977.50
Total	$5,695,000	$128,137.50	$5,566,862.50
(1)	The price to the public includes the estimated cost of hedging our obligations under the Notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $22.50 per $1,000 principal amount Note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $15.00 per $1,000 principal amount Note. This commission includes the projected profits that our affiliates expect to realize for assuming risks inherent in hedging our obligations under the Notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

The Notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 25, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these Notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012. This pricing supplement, together with the documents listed below, contains the terms of the Notes, supplements the term sheet related hereto dated March 22, 2013 and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 20-I dated January 5, 2012: http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

Notwithstanding anything to the contrary in product supplement no. 20-I, the Notes will be subject to early redemption at our option as described under “Key Terms — Early Redemption” in this pricing supplement and will not be subject to an automatic call.

For purposes of the Notes offered by this pricing supplement, all references to each of the following defined terms used in the accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Term Sheet Defined Term
Interest Barrier	Coupon Barrier Level
Trigger Level	Knock-In Level
Initial Stock Price	Initial Price
Final Stock Price	Final Price
Review Date	Observation Date
Final Review Date	Valuation Date
Interest Payment Date	Contingent Interest Payment Date

For the avoidance of doubt, Observation Dates are subject to postponement under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” in the accompanying product supplement.

JPMorgan Structured Investments —	PS-1
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Selected Purchase Considerations

•	QUARTERLY CONTINGENT INTEREST PAYMENTS — The Notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Observation Date of $21.25 per $1,000 principal amount Note (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter). If the Notes have not been redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive a Contingent Interest Payment on the applicable Contingent Interest Payment Date. If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Contingent Interest Payment Date. Because the Notes are our unsecured and unsubordinated obligations, payment of any amount on the Notes is subject to our ability to pay our obligations as they become due.
•	POTENTIAL EARLY EXIT AS A RESULT OF THE EARLY REDEMPTION FEATURE — We, at our election, may redeem the Notes early, in whole but not in part, on any of the Contingent Interest Payment Dates (other than the final Contingent Interest Payment Date). If the Notes are redeemed early, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment for each $1,000 principal amount Note on the applicable Contingent Interest Payment Date on which the Notes are redeemed early.
•	THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT REDEEMED EARLY — If the Notes have not been redeemed early, we will pay you your principal back at maturity only if the Final Price is greater than or equal to the Knock-In Level. However, if the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes.
•	RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the Notes is linked to the performance of a single Reference Stock, which is the common stock of Apple. For additional information see “The Reference Stock” in this pricing supplement.
•	TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I, although for purposes of this offering, references therein to an automatic call should be read to refer to an early redemption. In determining our reporting responsibilities we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – tax considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your Notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the Notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to Notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the Notes in light of your particular circumstances and the potential application of the proposed regulations discussed in the preceding paragraph.

JPMorgan Structured Investments —	PS-2
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. If the Notes have not been redeemed early, we will pay you your principal back at maturity only if the Final Price is greater than or equal to the Knock-In Level. If the Notes have not been redeemed early and the Final Price is less than the Knock-In Level, you will lose 1% of your principal amount at maturity for every 1% that the Final Price is less than the Initial Price. Accordingly, under these circumstances, you will lose more than 35% of your principal amount and could lose up to the entire principal amount of your Notes.
•	THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the Notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. If the notes have not been redeemed early, we will make a Contingent Interest Payment with respect to an Observation Date only if the closing price of one share of the Reference Stock on that Observation Date is greater than or equal to the Coupon Barrier Level. If the closing price of one share of the Reference Stock on that Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Observation Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Reference Stock on each Observation Date is less than the Coupon Barrier Level, you will not receive any interest payments over the term of the Notes.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The Notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the Notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the Notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Notes and you could lose your entire investment.
•	THE OPTIONAL EARLY REDEMPTION FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the Notes are redeemed early, the amount of Contingent Interest Payments made on the Notes may be less than the amount of Contingent Interest Payments that would have been payable if the Notes were held to maturity, and, for each $1,000 principal amount Note, you will receive $1,000 plus any accrued and unpaid Contingent Interest Payment on the applicable Contingent Interest Payment Date on which the Notes are redeemed.
•	REINVESTMENT RISK — If your Notes are redeemed early, the term of the Notes may be reduced to as short as three months and you will not receive any Contingent Interest Payments after the applicable Contingent Interest Payment Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the Notes are redeemed early prior to the Maturity Date.
•	THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE REFERENCE STOCK — The appreciation potential of the Notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the Notes, regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock. Accordingly, the return on the Notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the Notes.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the Notes and the value of the Notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the Notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with Apple, including extending loans to, or making equity investments in, Apple or providing advisory services to Apple. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to Apple, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the Notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the Notes.

JPMorgan Structured Investments —	PS-3
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

•	THE BENEFIT PROVIDED BY THE KNOCK-IN LEVEL MAY TERMINATE ON THE VALUATION DATE— If the Final Price is less than the Knock-In Level and the Notes have not been redeemed early, the benefit provided by the Knock-In Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. Because the Final Price will be determined based on the closing price of one share of the Reference Stock on a single day near the end of the term of the Notes, the closing price of one share of the Reference Stock at the Maturity Date or at other times during the term of the Notes could be greater than or equal to the Knock-In Level. This difference could be particularly large if there is a significant decrease in the price of one share of the Reference Stock during the later portion of the term of the Notes or if there is significant volatility in the price of one share of the Reference Stock during the term of the Notes, especially on dates near the Valuation Date.
•	CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the Notes described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the estimated cost of hedging our obligations under the Notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase Notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•	NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the Notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the Notes in taking any corporate action that might affect the value of the Reference Stock and the Notes.
•	NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.
•	SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.
•	RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE COUPON BARRIER LEVEL OR THE KNOCK-IN LEVEL IS GREATER IF THE CLOSING PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of the Reference Stock falling below the Coupon Barrier Level or the Knock-In Level will depend in large part on the volatility of the closing price of the Reference Stock — the frequency and magnitude of changes in the closing price of the Reference Stock.
•	LACK OF LIQUIDITY — The Notes will not be listed on any securities exchange. JPMS intends to offer to purchase the Notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which JPMS is willing to buy the Notes.
•	HEDGING AND TRADING IN THE REFERENCE STOCK — While the Notes are outstanding, we or any of our affiliates may carry out hedging activities related to the Notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the Pricing Date and during the term of the Notes could adversely affect the likelihood of an early redemption, whether a Contingent Interest Payment will be payable or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the Notes declines.
•	THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the Notes in making these determinations.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the Notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility in the closing price of the Reference Stock;
•	the time to maturity of the Notes;
•	the Contingent Interest Rate on the Notes;
JPMorgan Structured Investments —	PS-4
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

•	whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Coupon Barrier Level on any Observation Date and whether the Final Price is expected to be less than the Knock-In Level;
•	the optional early redemption feature and whether we are expected to redeem the Notes early, which is likely to limit the value of the Notes;
•	the dividend rate on the Reference Stock;
•	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	PS-5
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

If the Notes have not been previously redeemed early and the closing price of one share of the Reference Stock on any Observation Date is greater than or equal to the Coupon Barrier Level, you will receive on the applicable Contingent Interest Payment Date for each $1,000 principal amount Note a Contingent Interest Payment equal to $21.25 (equivalent to an interest rate of 8.50% per annum, payable at a rate of 2.125% per quarter). If the closing price of one share of the Reference Stock on any Observation Date is less than the Coupon Barrier Level, no Contingent Interest Payment will be made with respect to that Observation Date. We refer to the Contingent Interest Payment Date immediately following any Observation Date on which the closing price of one share of the Reference Stock is less than the Coupon Barrier Level as a “No-Coupon Date.” The following table reflects the Contingent Interest Rate of 8.50% per annum and illustrates the hypothetical total Contingent Interest Payments over the term of the Notes depending on how many No-Coupon Dates occur.

Number of No-Coupon Dates	Total Contingent Coupon Payments
0 No-Coupon Dates	$170.00
1 No-Coupon Date	$148.75
2 No-Coupon Dates	$127.50
3 No-Coupon Dates	$106.25
4 No-Coupon Dates	$85.00
5 No-Coupon Dates	$63.75
6 No-Coupon Dates	$42.50
7 No-Coupon Dates	$21.25
8 No-Coupon Dates	$0.00

The following table illustrates the payment at maturity on the Notes, assuming a range of performances for the Reference Stock on a given Observation Date. Each hypothetical payment set forth below assumes that the Notes are not redeemed early. We make no representation or warranty as to what the closing price of one share of the Reference Stock will be on any Observation Date. In addition, the following table and examples assume an Initial Price of $450.00 and a Coupon Barrier Level and a Knock-In Level of $292.50 (equal to 65% of the hypothetical Initial Price) and reflect the Contingent Interest Rate of 8.50% per annum (payable at a rate of 2.125% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Final Price	Stock Return	Payment at Maturity (2)
$810.000	80.00%	$1,021.25
$765.000	70.00%	$1,021.25
$720.000	60.00%	$1,021.25
$675.000	50.00%	$1,021.25
$630.000	40.00%	$1,021.25
$585.000	30.00%	$1,021.25
$562.500	25.00%	$1,021.25
$540.000	20.00%	$1,021.25
$517.500	15.00%	$1,021.25
$495.000	10.00%	$1,021.25
$472.500	5.00%	$1,021.25
$450.000	0.00%	$1,021.25
$427.500	-5.00%	$1,021.25
$405.000	-10.00%	$1,021.25
$382.500	-15.00%	$1,021.25
$360.000	-20.00%	$1,021.25
$337.500	-25.00%	$1,021.25
$315.000	-30.00%	$1,021.25
$292.500	-35.00%	$1,021.25
$292.455	-35.01%	$649.90
$270.000	-40.00%	$600.00
$225.000	-50.00%	$500.00
$180.000	-60.00%	$400.00
$135.000	-70.00%	$300.00
$90.000	-80.00%	$200.00
$45.000	-90.00%	$100.00
$0.000	-100.00%	$0.00

JPMorgan Structured Investments —	PS-6
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate how the payments set forth in the tables on the prior page above are calculated.

Example 1: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock increases from the Initial Price of $450 to a Final Price of $495.  The investor receives a payment of $21.25 in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is greater than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,170 per $1,000 principal amount Note.  This represents the maximum total payment an investor may receive over the term of the Notes.

Example 2: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $450 to a Final Price of $292.50.  The investor receives a payment of $21.25 in connection with four of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is equal to the Coupon Barrier Level and Knock-In Level, even though the Final Price is less than the Initial Price, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,106.25 per $1,000 principal amount Note.

Example 3: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with four of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $450 to a Final Price of $360.  The investor receives a payment of $21.25 in connection with four of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is greater than the Coupon Barrier Level and Knock-In Level, even though the Final Price is less than the Initial Price, the investor receives at maturity a payment of $1,021.25 per $1,000 principal amount Note.  This payment consists of a Contingent Interest Payment of $21.25 per $1,000 principal amount Note and repayment of principal equal to $1,000 per $1,000 principal amount Note.  The total amount paid on the Notes over the term of the Notes is $1,106.25 per $1,000 principal amount Note.

Example 4: The Notes are not redeemed early, Contingent Interest Payments are paid in connection with each of the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $450 to a Final Price of $180.  The investor receives a payment of $21.25 in connection with each of the Observation Dates preceding the Valuation Date.  Because the Notes are not redeemed early and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives at maturity a payment of $400 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -60%) = $400

The total amount paid on the Notes over the term of the Notes is $548.75 per $1,000 principal amount Note.

Example 5: The Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date and the closing price of one share of the Reference Stock decreases from the Initial Price of $450 to a Final Price of $135.  Because the Notes are not redeemed early, no Contingent Interest Payments are paid in connection with the Observation Dates preceding the Valuation Date, and the Final Price is less than the Coupon Barrier Level and Knock-In Level, the investor receives no payments over the term of the Notes, other than a payment at maturity of $300 per $1,000 principal amount Note, calculated as follows:

$1,000 + ($1,000 × -70%) = $300

The hypothetical payments on the Notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments —	PS-7
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on Apple is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, Apple designs, manufactures and markets mobile communication and media devices, personal computers and portable digital music players, and sells a variety of related software, services, peripherals, networking solutions and third-party digital content and applications. The common stock, no par value, of Apple (Bloomberg ticker: AAPL), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on The NASDAQ Stock Market, which we refer to as the relevant exchange for purposes of Apple in the accompanying product supplement no. 20-I. Information provided to or filed with the SEC by Apple pursuant to the Exchange Act can be located by reference to SEC file number 000-10030, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of Apple based on the weekly closing prices of one share of the common stock of Apple from January 4, 2008 through March 22, 2013. The closing price of one share of the common stock of Apple on March 25, 2013 is $463.58. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on any Observation Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the Notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the Notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such Notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the Notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments —	PS-8
Contingent Coupon Callable Yield Notes Linked to the Common Stock of Apple Inc.